UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8‑K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 9, 2016
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National Storage Affiliates Trust
(Exact name of registrant as specified in its charter)

Maryland	001‑37351	46-5053858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 DTC Parkway, Suite 200 Greenwood Village, Colorado, 80111 (Address of principal executive offices)

(720) 630-2600
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
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Item 3.02     Unregistered Sales of Equity Securities.

Following a prescribed period of time, a holder of Class A common units of limited partner interest ("OP units") in NSA OP, LP (the "Operating Partnership") may redeem all or some of such holder's OP units, at such holder's option, for cash equal to the market value of an equivalent number of common shares of beneficial interest (the "Shares") of National Storage Affiliates Trust (the "Company"). The Company has the right, but not the obligation, to assume and satisfy the redemption obligation of the Operating Partnership by issuing one Share in exchange for each OP unit tendered for redemption.

Between May 12, 2016 and June 13, 2016, after receiving notices of redemption from certain holders of OP units, the Company, in its capacity as general partner of the Operating Partnership, elected to issue 184,527 Shares to such holders in exchange for 184,527 OP units in satisfaction of the Operating Partnership's redemption obligations.

The information in Item 8.01 below is incorporated into this Item 3.02 by reference.

Item 8.01     Other Events

On April 20, 2016, the Company, through the Operating Partnership, completed its acquisition of one self storage property from an unrelated third party in consideration for (i) 88,217 OP units, (ii) $3,955 in cash and (iii) the assumption of $19,619 of working capital liabilities.

Beginning one year after the April 20, 2016 issuance described above, the OP units issued by the Operating Partnership will be redeemable at the option of the holders thereof for a cash amount per OP unit equal to the market value of an equivalent number of Shares of the Company. The Company has the right, but not the obligation, to assume and satisfy the redemption obligation of the Operating Partnership by issuing one Share in exchange for each OP unit tendered for redemption. The Company has elected to report early the potential private placement of its Shares in relation to the April 20, 2016 OP unit issuances that may occur if the holders elect to redeem their OP units and the Company elects to assume the redemption obligation of the Operating Partnership as described above.

The issuances of Shares and OP units described above were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Storage Affiliates Trust

By:	/s/ TAMARA D. FISCHER
Name:	Tamara D. Fischer
Title:	Executive Vice President and Chief Financial Officer

Date: June 15, 2016